Exhibit 99.1

Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2013 First Quarter Financial Results

•                  Net loan growth in the first quarter 2013 of 7.7% annualized

•                  Wealth management group grew assets under management in the first quarter 2013 by 18.4%

•                  Net interest margin improvement of 13 basis points to 3.61%, as compared to prior quarter

•                  Redemption of $15.0 million of our high-cost, fixed rate trust preferred securities

DENVER, April 17, 2013 — Guaranty Bancorp (Nasdaq: GBNK), a community bank holding company based in Colorado, today reported first quarter 2013 net income of $2.3 million, or $0.02 earnings per basic and diluted common share, compared to net income of $2.9 million, or $0.03 earnings per basic and diluted common share in the first quarter 2012.

First quarter 2013 pre-tax operating earnings1 were $4.1 million compared to pre-tax operating earnings of $3.6 million in the same quarter last year. The increase in pre-tax operating earnings of $0.5 million was primarily due to an increase in noninterest income, mostly related to a $0.4 million improvement in investment advisory services income. First quarter 2013 GAAP net income declined $0.8 million as compared to the fourth quarter 2012 GAAP net income of $3.1 million, whereas first quarter 2013 pre-tax operating earnings increased $0.6 million to $4.1 million as compared to the prior linked quarter of $3.5 million. This increase in pre-tax earnings was primarily due to a decline in noninterest expense of $0.5 million combined with an increase in net interest income of $0.1 million due to a higher net interest income in the current quarter. The decline in noninterest expense was mostly due to a decline in professional fees, specifically legal expenses.

“We are pleased to report strong growth in loans and assets under management in the first quarter 2013,” said Paul W. Taylor, President and CEO. “We have successfully expanded our wealth management group since the acquisition of Private Capital Management last year and continue to grow loans in our local markets. We are particularly pleased with our commercial loan growth of 4.1% during the quarter, or 16.6% annualized. In addition, the prepayment of $15 million of our fixed, high-cost trust preferred securities during the first quarter has helped mitigate the pressure on our margin due to the current interest rate environment.”

(1)         “ Pre-tax operating earnings” is considered a “non-GAAP” financial measure, which we define as income before income taxes adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expenses, acquisition, reorganization and integrations costs and securities gains and losses.  More information regarding this measure and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures in this release.

Key Financial Measures

Income Statement

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands, except per share amounts)
Net income	$2,272	$3,120	$2,917
Earnings per common share	$0.02	$0.03	$0.03
Return on average assets	0.51%	0.67%	0.70%
Net interest margin	3.61%	3.48%	3.93%
Efficiency ratio (tax equivalent)	73.65%	88.16%	73.07%

Balance Sheet

	March 31, 2013	December 31, 2012	Percent Change	March 31, 2012	Percent Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$55,891	$163,217	(65.8)%	$105,273	(46.9)%
Time deposits with banks	5,000	8,000	(37.5)%	—	—
Total investments	512,188	458,927	11.6%	401,357	27.6%
Total loans, net of unearned discount	1,180,607	1,158,749	1.9%	1,109,897	6.4%
Allowance for loan losses	(24,060)	(25,142)	(4.3)%	(30,075)	(20.0)%
Total assets	1,836,840	1,886,938	(2.7)%	1,716,444	7.0%
Average earning assets, quarter-to-date	1,728,385	1,740,273	(0.7)%	1,564,913	10.4%
Average assets, quarter-to-date	1,821,127	1,843,212	(1.2)%	1,668,534	9.1%
Total deposits	1,442,317	1,454,756	(0.9)%	1,338,928	7.7%
Book value per common share	1.77	1.78	(0.6)%	1.64	7.9%
Tangible book value per common share	1.69	1.69	—%	1.56	8.3%
Equity ratio - GAAP	10.32%	9.97%	3.5%	10.15%	1.7%
Tangible common equity ratio	9.90%	9.53%	3.9%	9.67%	2.4%
Total risk-based capital ratio	15.20%	16.27%	(6.6)%	16.18%	(6.1)%

Net Interest Income and Margin

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Net interest income	$15,378	$15,217	$15,300
Interest rate spread	3.35%	3.21%	3.62%
Net interest margin	3.61%	3.48%	3.93%
Net interest margin, fully tax equivalent	3.72%	3.57%	4.03%
Average cost of deposits (including noninterest bearing deposits)	0.18%	0.19%	0.24%

Net interest income increased by $0.2 million to $15.4 million in the first quarter 2013 compared to the fourth quarter 2012, and increased by $0.1 million compared to the first quarter 2012. Net interest margin increased 13 basis points from 3.48% in the fourth quarter 2012 to 3.61% in the first quarter 2013 and declined 32 basis points from 3.93% in the first quarter 2012. The improvement in net interest margin as compared to the prior linked quarter was primarily due to a ten basis point increase in yield on earnings assets combined with a four basis point decline in the cost of interest bearing liabilities. The decline in net interest margin in the first quarter 2013 as compared to the same quarter in 2012 was related to a 48 basis point decline in the yield on earnings assets, partially offset by a 21 basis point decline in the cost of interest bearing liabilities.

The increase in net interest income in the first quarter 2013 as compared to the prior linked quarter was primarily due to a decrease in interest expense of $0.2 million mostly as a result of the prepayment of $15.0 million in fixed, high-cost trust preferred securities (“TruPS”) and related subordinated debentures in the first quarter 2013 as well as a reduction in deposit interest expense due to lower average rates. The prepayment of these TruPS and related subordinated debentures will result in annualized savings of approximately $1.6 million. First quarter 2013 interest income remained stable as compared to the prior linked quarter while average loan and investment balances increased $34.5 million and $47.2 million, respectively.

The increase in net interest income as compared to the same quarter in 2012 was primarily due to a decrease in interest income of $0.3 million, offset by a reduction in interest expense of $0.4 million. The decline in interest income largely relates to a decline in loan yield of 37 basis points, partially offset by an increase in average loan balances of $59.7 million, or 5.40%. The decline in interest expense was due to a change in the deposit mix from higher-cost time and money market deposits to lower yielding accounts and a reduction in subordinated debentures interest due to the prepayment of this debt during the first quarter 2013 as well as the payment of compounding, deferred interest on all subordinated debentures during the third quarter 2012.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Noninterest income:
Customer service and other fees	$2,620	$2,640	$2,271
Gain on sale of securities	—	817	622
Gain on sale of SBA loans	136	—	—
Other	194	309	206
Total noninterest income	$2,950	$3,766	$3,099

Excluding gain on sales of securities, noninterest income remained at a consistent level in the first quarter 2013 as compared to the fourth quarter 2012 and increased $0.5 million as compared to the same quarter in 2012. The increase in noninterest income, net of gains on sales of securities, as compared to the first quarter 2012 was primarily due to fee income generated by Private Capital Management, an investment management firm acquired in July 2012 and gains on sales of small business administration loans (“SBA”). We expect noninterest income to continue to be augmented by growth in both investment advisory fees as well as gains on sales of SBA loans.

Private Capital Management increased assets under management by $33.0 million, or 18.4%, to $212.2 million as of March 31, 2013 as compared to $179.2 million at December 31, 2012, and $47.5 million, or 28.8%, since acquisition. Private Capital Management has contributed approximately $0.9 million to noninterest income since July 2012.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$7,441	$6,832	$6,857
Occupancy expense	1,612	1,550	2,019
Furniture and equipment	761	760	821
Amortization of intangible assets	707	812	762
Other real estate owned	334	3,209	352
Insurance and assessment	608	677	808
Professional fees	911	1,543	628
Prepayment penalty on long term debt	629	—	—
Other general and administrative	2,189	2,539	2,235
Total noninterest expense	$15,192	$17,922	$14,482

Noninterest expense decreased $2.7 million to $15.2 million in the first quarter 2013 as compared to $17.9 million in the fourth quarter 2012 and increased $0.7 million as compared to $14.5 million in the first quarter 2012.

The decrease in noninterest expense in the first quarter 2013 as compared to the prior linked quarter was primarily due to declines in OREO expenses of $2.9 million, related to a $3.0 million write-down of a single OREO property; professional fees of $0.6 million, largely due to legal expenses; and other general and administrative expense of $0.3 million, related to declines in marketing and other miscellaneous operating expenses. These declines were partially offset by increases in salary and benefits of $0.6 million and the prepayment penalty of $0.6 million on the early redemption of $15.0 million of fixed, high-cost TruPS and related subordinated debentures. The increase in salary and benefits was mostly related to increases due to the annual payroll tax cycle, equity compensation expense and timing differences in our self-funded medical plan.

As compared to the first quarter 2012, the increase in noninterest expense in the first quarter 2013 was primarily due to increases in salary and benefits of $0.6 million, the prepayment penalty of $0.6 million, discussed above, and increases in professional fees of $0.3 million, related to legal fees. The increase in salary and benefits was mostly due to increases in base salaries related to the reallocation from retail to commercial staff, equity compensation expense, and timing differences in our self-funded medical plan. These increases were partially offset by decreases in occupancy expense of $0.4 million, due to branch closures in 2012, and insurance and assessments of $0.2 million, as a result of lower FDIC assessments

Balance Sheet

	March 31, 2013	December 31, 2012	Percent Change	March 31, 2012	Percent Change
	(Dollars in thousands, except per share amounts)
Total assets	$1,836,840	$1,886,938	(2.7)%	$1,716,444	7.0%
Average assets, quarter-to-date	1,821,127	1,843,212	(1.2)%	1,668,534	9.1%
Total loans, net of unearned discount	1,180,607	1,158,749	1.9%	1,109,897	6.4%
Total deposits	1,442,317	1,454,756	(0.9)%	1,338,928	7.7%

Equity ratio - GAAP	10.32%	9.97%	3.5%	10.15%	1.7%
Tangible common equity ratio	9.90%	9.53%	3.9%	9.67%	2.4%

At March 31, 2013, the Company had total assets of $1.8 billion, which represented a $50.1 million decrease as compared to December 31, 2012 and a $120.4 million increase as compared to March 31, 2012. The decrease in total assets from year end 2012 consisted primarily of decreases in cash and time deposits with banks of $110.3 million and OREO of $11.0 million. These declines were partially offset by an increase in loans, net of unearned discount, of $21.9 million and an increase in investments of $53.3 million. As compared to March 31, 2012, the increase in total assets was primarily due to an increase in investments of $110.8 million, an increase in loans, net of unearned discount of $70.7 million, and a decrease in the allowance for loan losses of $6.0 million. These increases were partially offset by decreases in cash and time deposits with banks of $44.4 million, premises and equipment of $6.6 million and OREO of $19.5 million.

The following table sets forth the amounts of loans outstanding at the dates indicated:

	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Commercial and residential real estate loans	$760,735	$737,537	$739,359
Construction loans	63,732	72,842	47,468
Commercial loans	246,883	237,199	208,995
Agricultural loans	9,787	9,417	10,417
Consumer loans	62,828	63,095	65,206
SBA loans	35,671	37,207	37,215
Other	2,361	3,043	3,034
Gross loans	1,181,997	1,160,340	1,111,694
Unearned discount	(1,390)	(1,591)	(1,797)
Loans, net of unearned discount	$1,180,607	$1,158,749	$1,109,897

For the quarter ending March 31, 2013, loans, net of unearned discount, grew $21.9 million, or 7.7% on an annualized basis. As compared to the same quarter last year, loans, net of unearned discount, grew $70.7 million, or 6.4%. On a linked quarter basis, the increase in loans was primarily due to increases in commercial and residential real estate of $23.2 million and commercial loans of $9.7 million, partially offset by declines in construction loans of $9.1 million, SBA loans of $1.5 million and installment loans of $1.3 million. Commercial and residential real estate growth during the first quarter 2013 was primarily due to growth in jumbo mortgages of $15.2 million as well as a new loan collateralized by a hospitality-related property. Commercial loan growth was primarily attributable to growth in middle market and energy lending. The decline in construction loans was primarily due to the permanent financing of a single loan and subsequent transfer to commercial real estate. At March 31, 2013, the overall loan portfolio included 28.5% owner-occupied properties; 18.8% retail and industrial properties; 11.1% office properties; 10.2% other commercial real estate properties; and 3.7% multi-family properties. The Bank has capacity to extend additional credit on commercial and residential real estate loans pursuant to the Bank’s concentration ratios discussed below.

Since December 31, 2012, the ratio of construction, land and land development loans to capital decreased by one percentage point to 56% at March 31, 2013. During the same period, the ratio of commercial real estate loans to capital increased by 19 percentage points to 297%, attributed to an increase in commercial real estate loans as well as a decrease in capital. The decrease in capital was primarily related to the $15.0 million dividend paid from the Bank to our holding company to redeem $15.0 million in TruPS. These concentration ratios remain below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Noninterest bearing deposits	$520,008	$564,215	$468,133
Interest-bearing demand and NOW	299,010	285,679	285,749
Money market	326,767	312,724	298,504
Savings	107,675	100,704	97,033
Time	188,857	191,434	189,509
Total deposits	$1,442,317	$1,454,756	$1,338,928

Non-maturing deposits decreased $9.9 million in the first quarter 2013 as compared to the fourth quarter 2012 and increased $104.0 million, or 9.1%, as compared to the first quarter 2012. The growth in non-maturing deposits since March 31, 2012 included approximately $50.0 million in balances from five customers. During the first quarter 2013, a portion of these funds were withdrawn and we expect the remaining funds will be withdrawn during the second quarter 2013. Time deposits decreased $2.6 million as of March 31, 2013 as compared to December 31, 2012 and $0.7 million as compared to March 31, 2012. At March 31, 2013, noninterest-bearing deposits as a percentage of total deposits was 36.1% as compared to 38.8% at December 31, 2012 and 35.0% at March 31, 2012.

During the first quarter 2013, securities sold under agreements to repurchase decreased $6.2 million from December 31, 2012 and increased $41.8 million from March 31, 2012 to $60.8 million at March 31, 2013. The increase from the first quarter last year was primarily related to a single depositor whose balance is expected to be re-deployed into the depositor’s operations during the second quarter 2013.

Total borrowings were $110.2 million at March 31, 2013, December 31, 2012 and March 31, 2012. The entire balance of borrowings at each balance sheet date consisted of term notes with the FHLB.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at March 31, 2013	Ratio at December 31, 2012	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Total Risk-Based Capital Ratio
Consolidated	15.20%	16.27%	8.00%	N/A
Guaranty Bank and Trust Company	14.55%	15.52%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio
Consolidated	13.95%	15.02%	4.00%	N/A
Guaranty Bank and Trust Company	13.30%	14.26%	4.00%	6.00%

Leverage Ratio
Consolidated	11.41%	11.93%	4.00%	N/A
Guaranty Bank and Trust Company	10.88%	11.35%	4.00%	5.00%

Our consolidated total risk-based capital ratio and our Tier 1 risk-based capital ratio declined by approximately one percentage point and our leverage ratio declined by approximately one half of a percentage point due the redemption of certain TruPS in the first quarter 2013. The Company redeemed all of its $10.0 million CenBank I 10.6% and $5.0 million CenBank II 10.2% TruPS. The TruPS were redeemed at a price equal to 104.24% (CenBank I) and 104.08% (CenBank II) of the liquidation amount of $1,000 per trust preferred security, respectively, plus all accrued and unpaid distributions to the respective redemption dates. The redemption of the TruPS was funded by a dividend from the Bank. All three ratios continue to remain well above the minimum capital requirements for holding companies and well capitalized requirements for banks.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Dollars in thousands)
Nonaccrual loans and leases	$31,482	$13,692	$21,185	$21,291	$29,648
Other nonperforming loans	40	224	543	—	1,301

Total nonperforming loans (NPLs)	$31,522	$13,916	$21,728	$21,291	$30,949
Other real estate owned and foreclosed assets	8,606	19,580	23,532	24,640	28,072

Total nonperforming assets (NPAs)	$40,128	$33,496	$45,260	$45,931	$59,021

Total classified assets	$52,535	$58,635	$74,514	$77,910	$81,130

Accruing loans past due 90 days or more (1)	$40	$224	$543	$—	$1,301

Accruing loans past due 30-89 days (1)	$3,686	$4,270	$7,678	$18,448	$10,798

Allowance for loan losses	$24,060	$25,142	$28,597	$29,307	$30,075

Selected ratios:
NPLs to loans, net of unearned discount	2.67%	1.20%	1.94%	1.92%	2.79%
NPAs to total assets	2.18%	1.78%	2.47%	2.62%	3.44%
Allowance for loan losses to NPLs	76.33%	180.67%	131.61%	137.65%	97.17%
Allowance for loan losses to loans, net of unearned discount	2.04%	2.17%	2.56%	2.64%	2.71%
Loans 30-89 days past due to loans, net of unearned discount	0.31%	0.37%	0.69%	1.66%	0.97%
Texas ratio (2)	18.17%	14.37%	19.49%	19.92%	25.93%
Classified asset ratio (3)	23.78%	25.16%	32.10%	33.79%	35.64%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(3)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans by class as of the dates indicated:

March 31, 2013	30-89 Days Past Due	90 days + Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$365	$—	$17,752	$18,117	$759,838
Construction Loans	—	—	10,938	10,938	63,657
Commercial Loans	2,216	38	1,288	3,542	246,593
Consumer Loans	342	2	966	1,310	62,755
Other	763	—	538	1,301	47,764
Total	$3,686	$40	$31,482	$35,208	$1,180,607

December 31, 2012	30-89 Days Past Due	90 days + Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$832	$224	$8,034	$9,090	$736,524
Construction Loans	—	—	—	—	72,742
Commercial Loans	2,671	—	3,005	5,676	236,874
Consumer Loans	140	—	1,332	1,472	63,009
Other	627	—	1,321	1,948	49,600
Total	$4,270	$224	$13,692	$18,186	$1,158,749

At March 31, 2013, classified assets as a percentage of capital and allowance for loan losses were 23.8%, a favorable decrease from 25.2% at December 31, 2012 and 35.4% at March 31, 2012. Overall classified assets declined by $6.1 million, or 10.4%, during the first quarter 2013, and decreased by $28.6 million, or 35.2%, for the twelve months ended March 31, 2013.

During the first quarter 2013, nonperforming assets increased $6.6 million as compared to the prior quarter primarily due to the increase in nonaccrual loans of $17.8 million, partially offset by the sale of our single largest OREO property of $10.9 million. The increase in nonaccrual loans was related to two out-of-state loan participations purchased nearly five years ago with a current combined principal balance of $21.7 million. We are diligently working to remove these two participations from nonaccrual status due to their relative size. Our exposure to future declines in credit quality related to this type of participation has greatly diminished, as only $13.2 million of pass-rated, out-of-state loan participations remain in our loan portfolio at March 31, 2013, as compared to $32.9 million at December 31, 2012 and $69.8 million at March 31, 2012.

The specific component of the allowance for loan losses increased $3.8 million from $2.7 million at December 31, 2012 to $6.5 million at March 31, 2013, primarily due to the two participations transferred to nonaccrual status during the first quarter 2013, as discussed above. The general component of the allowance for loan losses decreased from $22.5 million at December 31, 2012 to $17.5 million at March 31, 2013. The general component represented 1.5% of loans, net of unearned discount, at March 31, 2013 as compared to 1.9% at December 31, 2012. This decline was due mostly to an improvement in local economic conditions, less remaining risk in our portfolio related to out-of-state loan participations, declines in watch loans, and declines in net charge-offs. Loans classified as special mention and watch declined by $23.9 million, or 44.2%, as compared to the prior quarter to $30.2 million at March 31, 2013. Net charge-offs in the first quarter 2013 were $1.1 million as compared to negligible net charge-offs in the fourth quarter 2012 and $5.6 million in the first quarter 2012. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, decreased from 180.7% at December 31, 2012 to 76.3% at March 31, 2013. The decline in our coverage ratio reflects the movement of the two out-of-state loan participations to nonaccrual status in the first quarter.

The Company did not record a provision for loan losses in the first quarter 2013 as compared to a $3.5 million credit provision in the fourth quarter 2012 and a $1.0 million provision in the first quarter 2012.

Shares Outstanding

As of March 31, 2013, the Company had 106,914,333 shares of common stock outstanding, consisting of 101,819,333 shares of voting common stock and 5,095,000 shares of non-voting common stock. At March 31, 2013, total common shares outstanding include 2,638,418 shares of unvested stock awards.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expense, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Income before income taxes	$3,136	$4,561	$2,917
Plus:
Provision (credit) for loan losses	—	(3,500)	1,000
Expenses related to other real estate owned, net	334	3,209	352
Prepayment penalty on long term debt	629	—	—
Less:
Gain on sale of securities	—	817	622
Pre-tax operating earnings	$4,099	$3,453	$3,647

Weighted basic average common shares outstanding	104,221,919	103,988,407	103,939,835
Fully diluted average common shares outstanding	104,588,467	104,337,595	104,366,717

Pre-tax operating earnings per common share—basic:	$0.04	$0.03	$0.04
Pre-tax operating earnings per common share—diluted:	$0.04	$0.03	$0.03

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$189,542	$188,200	$174,273
Less: Intangible assets	(8,641)	(9,348)	(9,201)
Tangible common equity	$180,901	$178,852	$165,072

Number of common shares outstanding	106,914,333	105,847,607	106,138,255

Book value per common share	$1.77	$1.78	$1.64
Tangible book value per common share	$1.69	$1.69	$1.56

Tangible Common Equity Ratio	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$189,542	$188,200	174,273
Less: Intangible assets	(8,641)	(9,348)	(9,201)
Tangible common equity	$180,901	178,852	165,072

Total assets	$1,836,840	$1,886,938	1,716,444
Less: Intangible assets	(8,641)	(9,348)	(9,201)
Tangible assets	$1,828,199	$1,877,590	1,707,243

Equity ratio - GAAP (Total stockholders’ equity / total assets)	10.32%	9.97%	10.15%
Tangible common equity ratio (Tangible common equity / tangible assets)	9.90%	9.53%	9.67%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 28 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank and its subsidiary also provide wealth management services, including private banking, investment management and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Assets
Cash and due from banks	$55,891	$163,217	$105,273
Time deposits with banks	5,000	8,000	—
Securities available for sale, at fair value	462,656	413,382	363,931
Securities held to maturity	35,164	31,283	22,794
Bank stocks, at cost	14,368	14,262	14,632
Total investments	512,188	458,927	401,357

Loans, net of unearned discount	1,180,607	1,158,749	1,109,897
Less allowance for loan losses	(24,060)	(25,142)	(30,075)
Net loans	1,156,547	1,133,607	1,079,822
Premises and equipment, net	46,637	46,918	53,216
Other real estate owned and foreclosed assets	8,606	19,580	28,072
Other intangible assets, net	8,641	9,348	9,201
Securities sold, not yet settled	—	5,878	—
Other assets	43,330	41,463	39,503
Total assets	$1,836,840	$1,886,938	$1,716,444

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$520,008	$564,215	$468,133
Interest-bearing demand and NOW	299,010	285,679	285,749
Money market	326,767	312,724	298,504
Savings	107,675	100,704	97,033
Time	188,857	191,434	189,509
Total deposits	1,442,317	1,454,756	1,338,928
Securities sold under agreement to repurchase and federal funds purchased	60,833	67,040	18,990
Borrowings	110,159	110,163	110,174
Subordinated debentures	25,774	41,239	41,239
Securities purchased, not yet settled	—	16,943	18,285
Interest payable and other liabilities	8,215	8,597	14,555
Total liabilities	1,647,298	1,698,738	1,542,171

Stockholders’ equity:
Common stock and Additional paid-in capital - Common stock	705,726	705,389	704,853
Accumulated deficit	(415,685)	(417,957)	(430,099)
Accumulated other comprehensive income	1,961	3,165	1,879
Treasury stock	(102,460)	(102,397)	(102,360)
Total stockholders’ equity	189,542	188,200	174,273
Total liabilities and stockholders’ equity	$1,836,840	$1,886,938	$1,716,444

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(In thousands, except share and per share
Interest income:
Loans, including fees	$14,082	$14,482
Investment securities:
Taxable	2,265	2,393
Tax-exempt	793	617
Dividends	156	158
Federal funds sold and other	34	42
Total interest income	17,330	17,692
Interest expense:
Deposits	635	777
Securities sold under agreement to repurchase and federal funds purchased	18	12
Borrowings	818	827
Subordinated debentures	481	776
Total interest expense	1,952	2,392
Net interest income	15,378	15,300
Provision for loan losses	—	1,000
Net interest income, after provision for loan losses	15,378	14,300
Noninterest income:
Customer service and other fees	2,620	2,271
Gain on sale of securities	—	622
Gain on sale of SBA loans	136	—
Other	194	206
Total noninterest income	2,950	3,099
Noninterest expense:
Salaries and employee benefits	7,441	6,857
Occupancy expense	1,612	2,019
Furniture and equipment	761	821
Amortization of intangible assets	707	762
Other real estate owned, net	334	352
Insurance and assessments	608	808
Professional fees	911	628
Prepayment penalty on long term debt	629	—
Other general and administrative	2,189	2,235
Total noninterest expense	15,192	14,482
Income before income taxes	3,136	2,917
Income tax expense	864	—
Net income	$2,272	$2,917

Earnings per common share—basic:	$0.02	$0.03
Earnings per common share—diluted:	0.02	0.03

Weighted average common shares outstanding-basic	104,221,919	103,892,827
Weighted average common shares outstanding-diluted	104,588,467	104,097,706

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,164,382	$1,129,893	$1,104,681
Securities	498,525	451,342	377,122
Other earning assets	65,478	159,038	83,110
Average earning assets	1,728,385	1,740,273	1,564,913
Other assets	92,742	102,939	103,621
Total average assets	$1,821,127	$1,843,212	$1,668,534

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$518,612	$521,000	$448,934
Interest-bearing deposits	896,655	895,729	864,294
Average deposits	1,415,267	1,416,729	1,313,228
Other interest-bearing liabilities	208,187	232,004	173,951
Other liabilities	8,972	8,736	8,279
Total average liabilities	1,632,426	1,657,469	1,495,458
Average stockholders’ equity	188,701	185,743	173,076
Total average liabilities and stockholders’ equity	$1,821,127	$1,843,212	$1,668,534

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Dollars in thousands)
Nonaccrual loans and leases	$31,482	$13,692	$21,185	$21,291	$29,648
Other nonperforming loans	40	224	543	—	1,301
Total nonperforming loans	$31,522	$13,916	$21,728	$21,291	$30,949

Other real estate owned and foreclosed assets	8,606	19,580	23,532	24,640	28,072
Total nonperforming assets	$40,128	$33,496	$45,260	$45,931	$59,021

Total classified assets	$52,535	$58,635	$74,514	$77,910	$81,130

Nonperforming loans (includes loans held for sale)	$31,522	$13,916	$21,728	$21,291	$30,949
Other restructured loans still accruing	1,268	3,838	—	—	—
Allocated allowance for loan losses	(6,474)	(2,654)	(3,774)	(1,859)	(2,572)
Net investment in impaired loans	$26,316	$15,100	$17,954	$19,432	$28,377

Accruing loans past due 90 days or more	$40	$224	$543	$—	$1,301

Accruing loans past due 30-89 days	$3,686	$4,270	$7,678	$18,448	$10,798

Charged-off loans	$1,523	$1,199	$1,067	$2,062	$6,371
Recoveries	(441)	(1,244)	(357)	(794)	(785)
Net charge-offs	$1,082	$(45)	$710	$1,268	$5,586

Provision for loan loss	$—	$(3,500)	$—	$500	$1,000

Allowance for loan losses	$24,060	$25,142	$28,597	$29,307	$30,075

Allowance for loan losses to loans, net of unearned discount	2.04%	2.17%	2.56%	2.64%	2.71%
Allowance for loan losses to nonaccrual loans	76.42%	183.63%	134.99%	137.65%	101.44%
Allowance for loan losses to nonperforming loans	76.33%	180.67%	131.61%	137.65%	97.17%
Nonperforming assets to loans, net of unearned discount and other real estate owned	3.37%	2.84%	3.96%	4.05%	5.19%
Nonperforming assets to total assets	2.18%	1.78%	2.47%	2.62%	3.44%
Nonaccrual loans to loans, net of unearned discount	2.67%	1.18%	1.89%	1.92%	2.67%
Nonperforming loans to loans, net of unearned discount	2.67%	1.20%	1.94%	1.92%	2.79%
Annualized net charge-offs to average loans	0.38%	(0.02)%	0.26%	0.46%	2.03%